UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 13, 2014

NEW SOURCE ENERGY PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35809	38-3888132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
914 North Broadway, Suite 230
Oklahoma City, Oklahoma 73102
(405) 272-3028
(Address of Principal Executive Offices, Including Zip Code)
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 13, 2014, the members of New Source Energy GP, LLC (the “Company”), which is the general partner of New Source Energy Partners L.P. (the “Partnership”), acting pursuant to the provisions of the Amended and Restated Limited Liability Company Agreement of New Source Energy GP, LLC, as amended, appointed each of Messrs. Charles Lee Reynolds III and Dikran Tourian to serve on the board of directors (the “Board”) of the Company, effective immediately. The Board affirmatively determined that Mr. Reynolds is an “independent” director under the rules of the Securities and Exchange Commission and the New York Stock Exchange and Mr. Reynolds was appointed by the Board to serve as a member on each of the Audit and Conflicts Committees.
There are no arrangements or understandings between Mr. Reynolds and any other person pursuant to which Mr. Reynolds was appointed to the Board, and there are no relationships between Mr. Reynolds and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.
Mr. Tourian was appointed to serve on the Board pursuant to a Director Designation Agreement dated November 12, 2013 by and among the Partnership, the Company, Deylau, LLC, a Delaware limited liability company, and Signature Investments, LLC, an Oklahoma limited liability company wholly-owned by Mr. Tourian (“Signature”), which was entered into in connection with the Partnership’s acquisition of MCE, LP, a Delaware limited partnership (“MCE LP”) and MCE GP, LLC, a Delaware limited liability company and the general partner of MCE LP (the “MCE Acquisition”). In connection with the closing of the MCE Acquisition, Signature received 50 Class B Units of MCE LP, which entitles the holder to receive incentive distributions of cash distributed by MCE LP above specified thresholds in increasing amounts, up to a maximum of 50% at the highest level of incentive distribution. Additionally, in connection with the closing of the MCE Acquisition, Mr. Tourian, through his 100% ownership interest of Signature, indirectly acquired 665,939 common units of the Partnership, which common units were valued at approximately $15.2 million at the time of the transaction. Since November 2013, Mr. Tourian has served as President of the Oilfield Services & Midstream Division of the Partnership.
Charles Lee Reynolds III
Mr. Reynolds is Practice Leader of the North American Exploration and Production Energy Insurance Practice for Arthur J. Gallagher Risk Management Services, Inc. (AJG). Mr. Reynolds is responsible for providing risk management and insurance brokerage expertise to clients of AJG and to assure that the firm consistently provides a full spectrum of specialized professional services. Prior to taking his current position with AJG in 2011, Mr. Reynolds was the founder and president of Meyers-Reynolds & Associates, Inc. with offices in Oklahoma City and Tulsa, Oklahoma. Meyers-Reynolds specialized in providing professional risk management and insurance brokerage services to clients in the energy space on a global basis.
In addition to experience in the United States, during his 37 year career, Mr. Reynolds has handled or consulted on energy risks in Argentina, Australia, Bulgaria, the Czech Republic, the Caribbean, China, Colombia, France, Guatemala, India, Indonesia, Spain, the United Kingdom and Venezuela. Mr. Reynolds received a Bachelor of Arts degree from the University of Oklahoma in 1974 and a Masters of Business Administration degree from Oklahoma City University in 1976.
Dikran Tourian
Dikran Tourian was appointed President of the Oilfield Services & Midstream Division of the Partnership in November 2013 in connection with the Partnership’s acquisition of MCE LP, a services company specializing in increasing efficiencies and safety in drilling and completing processes that Mr. Tourian co-founded in 2010. Mr. Tourian has founded and sold numerous businesses since 2000, including a sale to Compass Diversified Holdings (NYSE: CODI) in 2007. He has a strong track record in spearheading consolidations and turnarounds across numerous highly competitive industries from health care to oilfield services. A native of western Oklahoma, Mr. Tourian earned a marketing degree from the Price School of Business at the University of Oklahoma in 1999.

Item 7.01	Regulation FD Disclosure
On February 13, 2014, the Partnership issued a press release announcing the appointments of Messrs. Reynolds and Tourian to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press release dated February 13, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

New Source Energy Partners L.P.

	By:	New Source Energy GP, LLC, its general partner

Dated: February 18, 2014	By:	/s/ Kristian B. Kos
	Name:	Kristian B. Kos
	Title:	President and Chief Executive Officer